Exhibit 99.1

ARES CAPITAL CORPORATION DECLARES

FOURTH QUARTER 2014 DIVIDEND OF $0.38 PER SHARE

AND ANNOUNCES SEPTEMBER 30, 2014 FINANCIAL RESULTS

FOURTH QUARTER 2014 DIVIDEND DECLARED

New York, NY —November 4, 2014— Ares Capital Corporation (“Ares Capital”) (NASDAQ:  ARCC) announced that its Board of Directors has declared a fourth quarter dividend of $0.38 per share, payable on December 31, 2014 to stockholders of record as of December 15, 2014.

SEPTEMBER 30, 2014 FINANCIAL RESULTS

Ares Capital also announced financial results for its third quarter ended September 30, 2014.

HIGHLIGHTS

Financial

	Q3-14		Q3-13
(in millions, except per share data)	Total Amount	Per Share(1)	Total Amount	Per Share(1)
Core EPS (2)		$0.40		$0.48
Net investment income	$105.3	$0.34	$126.2	$0.47
Net realized gains	$76.5	$0.24	$9.0	$0.03
Net unrealized gains (losses)	$(4.1)	$(0.01)	$5.6	$0.02
GAAP net income	$177.7	$0.57	$140.8	$0.52
Dividends declared and payable		$0.38		$0.38

	As of September 30,		As of December 31,
(in millions, except per share data)	2014	2013	2013
Portfolio investments at fair value	$8,783.6	$7,385.3	$7,632.9
Total assets	$9,203.1	$7,754.1	$8,141.5
Stockholders’ equity	$5,249.6	$4,392.4	$4,904.4
Net assets per share	$16.71	$16.35	$16.46

(1) All per share amounts are basic and diluted.

(2) Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such realized gains and losses. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of basic and diluted Core EPS to the most directly comparable GAAP financial measure are set forth in Schedule 1 hereto.

Portfolio Activity

(dollar amounts in millions)	Q3-14	Q3-13	Q4-13
Portfolio Activity During the Period:
Gross commitments	$1,318.0	$1,132.0
Exits of commitments	$654.2	$391.1

Portfolio as of the End of the Period:
Number of portfolio company investments	204	175	193
Weighted average yield of debt and other income producing securities:
At amortized cost(4)	9.9%	10.6%	10.4%
At fair value(5)	9.9%	10.5%	10.4%
Weighted average yield on total investments:
At amortized cost(6)	9.1%	9.6%	9.4%
At fair value(7)	8.9%	9.5%	9.3%

(4)   Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities, divided by (b) total accruing debt and other income producing securities at amortized cost.

(5)   Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities, divided by (b) total accruing debt and other income producing securities at fair value.

(6)   Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities, divided by (b) total investments at amortized cost.

(7)   Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities, divided by (b) total investments at fair value.

THIRD QUARTER 2014 OPERATING RESULTS

For the quarter ended September 30, 2014, Ares Capital reported GAAP net income of $177.7 million or $0.57 per share (basic and diluted), Core EPS(2) of $0.40 per share (basic and diluted), net investment income of $105.3 million, or $0.34 per share (basic and diluted), and net realized and unrealized gains of $72.4 million or $0.23 per share (basic and diluted).

Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

As of September 30, 2014, total assets were $9.2 billion, stockholders’ equity was $5.2 billion and net asset value per share was $16.71.

In the third quarter of 2014, Ares Capital made $1,318.0 million in new commitments, including commitments to 13 new portfolio companies, 14 existing portfolio companies and three additional portfolio companies through the Senior Secured Loan Fund LLC, which operates using the name “Senior Secured Loan Program” (the “SSLP”) through which Ares Capital co-invests with GE Global Sponsor Finance LLC and General Electric Capital Corporation (together, “GE”) to fund first lien senior secured loans.  Of these new commitments, 27 were sponsored transactions.  As of September 30, 2014, 139 separate private equity sponsors were represented in Ares Capital’s portfolio.  Of the $1,318.0 million in new commitments made during the third quarter of 2014, 54% were in first lien senior secured debt, 28% were in second lien senior secured loans, 10% were in senior subordinated debt, 7% were in subordinated certificates of the SSLP to make co-investments with GE in first lien senior secured loans through the SSLP, and 1% were in other equity securities.  Of these commitments, 87% were in floating rate debt securities, of which 91% contained interest rate floors and the remaining 9% were in the subordinated certificates of the SSLP to make co-investments with GE in floating rate first lien senior secured loans through the SSLP, all of which contained interest rate floors. Ares Capital may seek to syndicate a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so.

During the third quarter of 2014, significant new commitments included:

•                  $205 million in first lien senior secured revolving, delayed draw and term loans of a hotel operator;

•                  $191 million in first lien senior secured revolving and term loans and a second lien senior secured term loan of a correctional facility healthcare operator;

•                  $108 million in first lien senior secured revolving, delayed draw and term loans of a designer, manufacturer, and distributor of hunting-related supplies;

•                  $100 million in the subordinated certificates of the SSLP to make co-investments with GE in first lien senior secured loans to three portfolio companies in a variety of industries;

•                  $83 million in first lien senior secured revolving and term loans and a second lien senior secured term loan of a lighting systems manufacturer for the aerospace industry;

•                  $78 million in a second lien senior secured delayed draw term loan of a waste management service provider;

•                  $75 million in a first lien senior secured term loan of a proppant producer and distributor to the oil and gas industry;

•                  $70 million in a second lien senior secured term loan of an anesthesiology service provider;

•                  $66 million in a first lien senior secured term loan of a SCUBA diver training and certification provider;

•                  $56 million in subordinated debt and equity of an operator of multiple franchise concepts related to home maintenance and repairs; and

•                  $49 million in a first lien senior secured term loan of an oil and gas exploration and production company.

Also during the third quarter of 2014, Ares Capital exited approximately $654.2 million of investment commitments.

The fair value of Ares Capital’s portfolio investments at September 30, 2014 was $8.8 billion, including $7.9 billion in accruing debt and other income producing securities. The total portfolio investments at fair value were comprised of approximately 46% of first lien senior secured loans, 17% of second lien senior secured loans, 23% of subordinated certificates of the SSLP (the proceeds of which were applied to co-investments with GE in first lien senior secured loans through the SSLP), 5% of senior subordinated debt securities, 2% of preferred equity securities and 7% of other equity and other securities. As of September 30, 2014, the weighted average yield of debt and other income producing securities in the portfolio at fair value was 9.9%(3) (9.9% at amortized cost(4)), the weighted average yield on total investments in the portfolio at fair value was 8.9%(5) (9.1% at amortized cost(6)), and 82% of the total investments at fair value were in floating rate securities.

“We reported strong third quarter results with GAAP earnings of $0.57 per share and core earnings of $0.40 per share, both exceeding our quarterly $0.38 per share dividend.  Additionally, we closed over $1.3 billion in new commitments across 30 transactions in new and existing companies during the third quarter, highlighting the depth of our direct origination platform and the growth needs of our dynamic portfolio companies,” said Kipp deVeer, Chief Executive Officer of Ares Capital.  “We also exited certain of our equity investments at attractive returns this quarter, enabling us to recognize $0.24 per share in net realized gains during the third quarter.”

PORTFOLIO QUALITY

Ares Capital Management LLC, Ares Capital’s investment adviser, employs an investment rating system to categorize Ares Capital’s investments. In addition to various risk management and monitoring tools, Ares Capital’s investment adviser grades the credit risk of all investments on a scale of 1 to 4 no less frequently than quarterly. This system is intended primarily to reflect the underlying risk of a portfolio investment relative to Ares Capital’s initial cost basis in respect of such portfolio investment (i.e., at the time of origination or acquisition), although it may also take into account under certain circumstances the performance of the portfolio company’s business, the collateral coverage of the investment and other relevant factors. Under this system, investments with a grade of 4 involve the least amount of risk to Ares Capital’s initial cost basis. The trends and risk factors for this investment since origination or acquisition are generally favorable, which may include the performance of the portfolio company or a potential exit. Investments graded 3 involve a level of risk to Ares Capital’s initial cost basis that is similar to the risk to Ares Capital’s initial cost basis at the time of origination or acquisition. This portfolio company is generally performing as expected and the risk factors to Ares Capital’s ability to ultimately recoup the cost of Ares Capital’s investment are neutral to favorable. All investments or acquired investments in new portfolio companies are initially assessed a grade of 3. Investments graded 2 indicate that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has increased materially since origination or acquisition, including as a result of factors such as declining performance and non-compliance with debt covenants; however, payments are generally not more than 120 days past due. An investment grade of 1 indicates that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has substantially increased since origination or acquisition, and the portfolio company likely has materially declining performance. For debt investments with an investment grade of 1, most or all of the debt covenants are out of compliance and payments are substantially delinquent. For investments graded 1, it is anticipated that Ares Capital will not recoup Ares Capital’s initial cost basis and may realize a substantial loss of Ares Capital’s initial cost basis upon exit. For investments graded 1 or 2, Ares Capital’s investment adviser enhances its level of scrutiny over the monitoring of such portfolio company. The grade of a portfolio investment may be reduced or increased over time.

As of September 30, 2014, the weighted average grade of the investments in Ares Capital’s portfolio at fair value was 3.1 and loans on non-accrual status represented 2.2% of total investments at amortized cost (or 1.6% at fair value).

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2014, Ares Capital had $107.9 million in cash and cash equivalents and $3.8 billion in aggregate principal amount of debt outstanding ($3.7 billion in carrying value). Subject to leverage and borrowing base restrictions, Ares Capital had approximately $1.4 billion available for additional borrowings under its existing credit facilities as of September 30, 2014.

In July 2014, Ares Capital completed a public equity offering (the “July 2014 Offering”) pursuant to which Ares Capital sold 15,525,000 shares of common stock (including 2,025,000 shares pursuant to the exercise in full by the underwriters of their option to purchase additional shares) at a price of $16.63 per share to the participating underwriters. Total proceeds from the July 2014 Offering, net of estimated offering expenses payable by Ares Capital, were approximately $257.6 million.

THIRD QUARTER 2014 DIVIDEND

For the three months ended September 30, 2014, Ares Capital declared on August 5, 2014 a dividend of $0.38 per share for a total of approximately $119.4 million. The record date for the dividend was September 15, 2014 and the dividend was paid on September 30, 2014.

RECENT DEVELOPMENTS

Ares Capital has applied to the Small Business Administration (“SBA”) for a license to allow a new wholly owned subsidiary to operate as a Small Business Investment Company (“SBIC”) under the Small Business Investment Act of 1958. In May 2014, Ares Capital received a “green light” or “go forth letter” from the SBA inviting Ares Capital to continue its application process to obtain a license to form and operate an SBIC subsidiary, and Ares Capital submitted its license application in October 2014. If approved, the license would provide Ares Capital with an incremental source of long-term debt capital. Receipt of a green light letter from the SBA does not assure an applicant that the SBA will ultimately issue an SBIC license, and Ares Capital has received no assurance or indication from the SBA that Ares Capital will receive an SBIC license or of the timeframe in which Ares Capital would receive a license should one ultimately be granted.

From October 1, 2014 through October 29, 2014, Ares Capital made new investment commitments of $317 million, of which $227 million were funded. Of these new commitments, 70% were in first lien senior secured loans, 21% were in second lien senior secured loans, 8% were in other equity securities and 1% were investments in subordinated certificates of the SSLP to make co-investments with GE in first lien senior secured loans through the SSLP. Of the $317 million of new investment commitments, 92% were floating rate and 8% were non-interest bearing. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 8.1%.  Ares Capital may seek to syndicate a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so.

From October 1, 2014 through October 29, 2014, Ares Capital exited $456 million of investment commitments. Of these investment commitments, 89% were first lien senior secured loans, 5% were investments in subordinated certificates of the SSLP, 5% were other equity securities and 1% were senior subordinated debt. Of the $456 million of exited investment commitments, 95% were floating rate and 5% were non-interest bearing. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 7.0%. On the $456 million of investment commitments exited from October 1, 2014 through October 29, 2014, Ares Capital recognized total net realized gains of approximately $22 million.

In addition, as of October 29, 2014, Ares Capital had an investment backlog and pipeline of approximately $610 million and $320 million, respectively. Investment backlog includes transactions approved by Ares Capital’s investment adviser’s investment committee and/or for which a formal mandate, letter of intent or signed commitment has been issued, and therefore Ares Capital believes are likely to close. Investment pipeline includes transactions where due diligence and analysis are in process, but no formal mandate, letter of intent or signed commitment has been issued. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of Ares Capital’s due diligence investigation of the prospective portfolio company, Ares Capital’s acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, Ares Capital may syndicate a portion of these investments and certain of these investments may result in the repayment of existing investments. Ares Capital cannot assure you that Ares Capital will make any of these investments or that Ares Capital will syndicate any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Tuesday, November 4, 2014, at 12:00 p.m. (ET) to discuss its financial results for the third quarter ended September 30, 2014. PLEASE VISIT ARES CAPITAL’S WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF ARES CAPITAL’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website at http://www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (888) 317-6003. International callers can access the conference call by dialing +1 (412) 317-6061. All callers will need to enter the Participant Elite Entry Number 5667358 followed by the # sign and reference “Ares Capital Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through November 17, 2014 at 5:00 p.m. (Eastern Time) to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088. For all replays, please reference conference number 10053030. An archived replay will also be available on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website.

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a leading specialty finance company that provides one-stop debt and equity financing solutions to U.S. middle market companies, venture capital backed businesses and power generation projects. Ares Capital originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a business development company, and is externally managed by a subsidiary of Ares Management, L.P. (“Ares Management”) (NYSE:ARES). Ares Management is a publicly traded, leading global alternative asset manager with approximately $79 billion of assets under management as of June 30, 2014. For more information, visit www.arescapitalcorp.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition.  These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties.  Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the Securities and Exchange Commission.  Ares Capital Corporation undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

AVAILABLE INFORMATION

Ares Capital Corporation’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at http://www.arescapitalcorp.com. The information on Ares Capital’s website is not and should not be deemed to be incorporated by reference herein.

CONTACT

Carl G. Drake

Jana Markowicz

Ares Capital Corporation

888-818-5298

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(Amounts in thousands, except per share data)

	As of
	September 30, 2014	December 31, 2013
	(unaudited)
ASSETS
Total investments at fair value (amortized cost of $8,600,794 and $7,537,403, respectively)	$8,783,580	$7,632,897
Cash and cash equivalents	107,878	149,629
Interest receivable	167,984	123,981
Receivable for open trades	28,244	128,566
Other assets	115,373	106,431
Total assets	$9,203,059	$8,141,504
LIABILITIES
Debt	$3,679,201	$2,986,275
Base management fees payable	32,685	29,270
Income based fees payable	31,345	29,001
Capital gains incentive fees payable	87,702	80,937
Accounts payable and other liabilities	81,505	68,649
Interest and facility fees payable	40,667	42,828
Payable for open trades	306	100
Total liabilities	3,953,411	3,237,060
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 500,000 common shares authorized 314,108 and 297,971 common shares issued and outstanding, respectively	314	298
Capital in excess of par value	5,250,934	4,982,477
Accumulated overdistributed net investment income	(59,999)	(8,785)
Accumulated net realized loss on investments, foreign currency transactions, extinguishment of debt and other assets	(124,980)	(165,040)
Net unrealized gains on investments and foreign currency transactions	183,379	95,494
Total stockholders’ equity	5,249,648	4,904,444
Total liabilities and stockholders’ equity	$9,203,059	$8,141,504
NET ASSETS PER SHARE	$16.71	$16.46

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INVESTMENT INCOME
Interest income from investments	$190,812	$169,623	$540,486	$471,769
Capital structuring service fees	31,712	31,555	74,342	61,695
Dividend income	19,687	34,848	67,162	82,715
Management and other fees	6,359	5,384	18,389	14,875
Other income	4,826	5,391	17,663	16,925
Total investment income	253,396	246,801	718,042	647,979

EXPENSES
Interest and credit facility fees	54,096	44,424	159,740	124,032
Base management fees	32,685	27,467	93,500	75,587
Income based fees	31,345	32,284	85,203	81,510
Capital gains incentive fees	13,087	2,915	24,190	7,148
Administrative fees	3,105	3,346	9,661	8,544
Other general and administrative	6,274	6,152	20,314	20,548
Total expenses	140,592	116,588	392,608	317,369
NET INVESTMENT INCOME BEFORE INCOME TAXES	112,804	130,213	325,434	330,610
Income tax expense, including excise tax	7,514	3,991	15,817	11,714
NET INVESTMENT INCOME	105,290	126,222	309,617	318,896
NET REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS AND FOREIGN CURRENCY TRANSACTIONS:
Net realized gains	76,532	8,946	40,132	29,272
Net unrealized gains (losses)	(4,083)	5,629	87,885	6,469
Net realized and unrealized gains on investments and foreign currency transactions	72,449	14,575	128,017	35,741
REALIZED LOSSES ON EXTINGUISHMENT OF DEBT	—	—	(72)	—
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$177,739	$140,797	$437,562	$354,637
BASIC AND DILUTED EARNINGS PER COMMON SHARE	$0.57	$0.52	$1.45	$1.36
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING - BASIC AND DILUTED	310,564	268,312	302,315	261,120

SCHEDULE 1

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS, the most directly comparable GAAP financial measure, for the three months ended September 30, 2014 and 2013 are provided below.

	For the three months ended September 30,
	2014	2013
	(unaudited)	(unaudited)
Basic and diluted Core EPS(1)	$0.40	$0.48
Net realized and unrealized gains	0.23	0.05
Capital gains incentive fees attributed to net realized and unrealized gains and losses	(0.04)	(0.01)
Income tax expense related to realized gains and losses	(0.02)	—
Basic and diluted GAAP EPS	$0.57	$0.52

(1)    Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such realized gains and losses. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.